Exhibit 10.10

BUSINESS ASSISTANCE AGREEMENT

This Business Assistance Agreement (the “Agreement”) is entered into on March 29, 2018, between Toppan Printing Co., Ltd., a company organized under the laws of Japan (“Toppan”), and VTS-Touchsensor Co., Ltd. (formerly known as Toppan Touch Panel Products, Co., Ltd.), a company organized under the laws of Japan (the “Company”). This Agreement is effective from March 26, 2018 (the “Effective Date”). Each of Toppan and the Company is referred to as a “Party”, and together, as the “Parties”.

RECITALS

A.                                    Toppan operates a business in Japan that develops, manufactures and markets copper touch panel sensors used in touch panel modules and copper PET film used in touch panel sensors (the “Business”).

B.                                    Toppan and VIA optronics GmbH, a company organized under the laws of Germany (“VIA”), entered into a Framework Agreement dated November 30, 2017 (the “Framework Agreement”) pursuant to which (i) Toppan will transfer certain assets and liabilities relating to the Business to the Company and (ii) VIA will own 65% of the Company and Toppan will own 35% of the Company.

C.                                    In accordance with Section 2.07(a) of the Framework Agreement, the Company desires to procure, and Toppan desires to provide, certain services to support the Business, including administrative and back-office support, procurement support and design and mask support.

The Parties hereby agree as follows:

1.                                      Term.

(a)                                 The term of this Agreement (the “Term”) shall begin on the Effective Date, and shall continue for 3 years unless terminated earlier (i) in writing by the Company on the 30th day after the Company delivers a notice of termination to Toppan in writing or (ii) pursuant to Section 1(b), Section 1(c), or Section 1(d).

(b)                                 Either Party may terminate this Agreement immediately upon giving written notice to the other Party if the other Party: (1) becomes insolvent or its liabilities exceeds its assets; (2) suspends payments or any drafts or checks drawn, issued, or undertaken by the other Party are dishonored, (3) becomes subject, voluntarily or involuntarily, to any bankruptcy, civil rehabilitation, corporate reorganization, or other legal procedure for debt restructuring or work-out (out-of-court procedure for its debts); or (4) is dissolved or liquidated or takes any corporate action for such purpose.

(c)                                  Either Party may terminate this Agreement immediately upon giving written notice to the other Party if the other Party materially breaches this Agreement and, if such breach is curable, fails to cure such breach within 15 days after the first Party’s written notice of such breach.

(d)                                 Toppan may terminate this Agreement immediately upon giving written notice to the Company if (i) VIA, alone or in combination with its affiliates, no longer has a majority stake in the Company or the right to appoint a majority of the Company’s board members, or (ii) Toppan no longer holds any shares in the Company.

2.                                      Services.

(a)                                 Toppan shall perform the services set forth on Schedule 1 (the “Services”) in accordance with the terms contained therein. The Services set forth on Schedule 1 may be altered, from time to time, to expand, reduce or delete Services, to alter the scope of any of the Services, or to modify their frequency (in which case appropriate changes to the section of the Payment of the Work (Cost of Consignment), including the Standard Monthly Fee, may be made) upon mutual consent of the Parties, which consent shall revise Schedule 1 and supersede and replace the Schedule 1 then in effect. The Company shall furnish Toppan with such information and other reasonable assistance as is necessary to enable Toppan to perform the Services.

(b)                                 Toppan will use reasonable and good care, skill and diligence to perform the Services, which shall be at minimum at the same level as Toppan provides or would provide to its own firm or to its other affiliates under similar circumstances.

3.                                      Staffing. In the provision of Services, Toppan will allocate an appropriate number of staff with appropriate qualifications to perform the Services.

4.                                      Fees and Expenses.

(a)                                 In consideration for the Services provided by Toppan, the Company shall pay Toppan an amount equal to the aggregate figures listed in “(4) Payment of the work (Cost of consignment) - Standard Monthly Fee” in Schedule 1, subject to the adjustment set forth in Section 5 below (the “Fees”).

(b)                                 Toppan may, with the Company’s consent, incur expenses, such as travel expenses, in connection with performance of the Services (the “Expenses”). Toppan shall pay the Expenses in the first instance and the Company shall reimburse Toppan for the Expenses. The Company acknowledges that if it does not grant its consent to Toppan’s incurrence of an expense, Toppan will not be obligated to incur that expense and Toppan will not be deemed to have breached its obligation to perform a Service if the reason Toppan does not perform the Service is attributable to the Company’s failure to consent to an expense that is necessary for Toppan’s performance of the Service.

5.                                      Invoicing for Fees and Expenses. Toppan shall calculate the Fees for Services rendered each month, taking into account the proportion of total work hours each Toppan staff spends on the Services (i.e., the Fees for a Toppan staff who spends 80% of his or her work time performing a Service would be that proportion multiplied by the Standard Monthly Fee corresponding to the Service) will invoice the Company monthly for the Fees for Services rendered and for Expenses incurred through the end of each month. Each invoice shall include sufficient detail to support the Fees and Expenses set forth therein. All invoices will be in Japanese Yen. The Company will pay the invoiced amounts within 60 days of receipt of each invoice. Payments shall be made by wire transfer of immediately available funds to the following account, or such other account as Toppan may designate to the Company in writing:

Bank Name: SUMITOMO MITSUI BANKING CORPORATION

Branch Name: Nihonbashi

Branch Bank Address: 2-1-1, Nihonbashimuromachi, Chuo-ku,
Tokyo, 103-0022, Japan

SWIFT CODE: SMBCJPJT

Account No: 1025362

Beneficiary name: TOPPAN PRINTING CO., LTD.

Beneficiary address: 1-5-1, Taito, Taito-ku, Tokyo, Japan

6.                                      Supply Price. Any supplies obtained from third parties sold by Toppan to the Company in connection with the provision of the Services shall be sold without any mark-up and at the price that Toppan paid for such supplies.

7.                                      Books and Records. Toppan shall maintain accurate and complete books of account, documents and records relating to the provision of the Services for a period of five years from the creation of those books, and documents, and records. During the Term, Toppan agrees to provide the Company reasonable access to Toppan’s books and records that it is obligated to maintain pursuant to the previous sentence as necessary to monitor the Services and invoicing therefor.

8.                                      Confidentiality. Each Party agrees not to disclose the contents of this Agreement or the other Party’s Confidential Information without the other Party’s advance written consent. “Confidential Information” of a Party means all non-public or sensitive or proprietary information about or of that Party but does not include information (a) that has become publicly known through no breach by either Party of its confidentiality obligations hereunder, (b) that is independently and lawfully developed or obtained by a Party without access to the other Party’s Confidential Information, (c) is or becomes available to a Party on a non-confidential basis from a third Person, on condition that that third Person is not and was not prohibited from disclosing that information, or (d) that was known by or in the possession of a Party before the disclosure of that information to that Party pursuant to this Agreement, on condition that, in the case of each of (a) through (d), the Party seeking to disclose such information has the burden of demonstrating that it is not Confidential Information: provided, however, each Party may disclose such Confidential Information to its affiliates, in each case on a need-to-know basis for the purpose of facilitating the performance of this Agreement, on condition that the disclosing Party cause its affiliates that have received any Confidential Information of the other Party to comply with this provision and that the disclosing Party be responsible for any act by such affiliates that would constitute a breach of this provision had the act been undertaken by the disclosing Party. A Party may disclose Confidential Information of the other Party if required pursuant to applicable law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction, on condition that the Party first make commercially reasonable efforts to provide the other Party

(i) prompt written notice of such requirement so that the other Party may seek, at its sole cost and expense, a protective order or other remedy, and (ii) reasonable assistance, at the other Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

9.                                      Relationship of the Parties. In performing the Services, it is understood and agreed that Toppan will be deemed to be an independent contractor of the Company.

10.                               Indemnification.

(a)                                 Toppan shall indemnify the Company from and against any loss, liability, damage or expense suffered or incurred as a result of Toppan’s gross negligence or willful misconduct in performing the Services, in accordance to the general principals of applicable contract laws in Japan.

(b)                                 WITH THE EXCEPTION OF THE FIRST SENTENCE IN SECTION 2(b), TOPPAN EXPRESSLY DISCLAIMS ALL WARRANTIES CONCERNING THE SERVICES (INCLUDING THE RESULTS OF THE SERVICES); WHETHER EXPRESS OR IMPLIED BY LAW.

(c)                                  EXCEPT FOR DAMAGES ARISING FROM EITHER PARTY’S INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT). UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR DAMAGES IN EXCESS OF THE AMOUNT OF PAYMENTS RECEIVED BY TOPPAN UNDER THIS AGREEMENT.

11.                               Communication. All written or oral communication between the Parties related to this Agreement and that involve the participation of a Company officer, director, or employee who does not speak Japanese shall be in the English language. Other communications in connection with this Agreement between Japanese-speaking Toppan personnel and Japanese-speaking Company personnel may be in Japanese if it is efficient to do so and as long as any information exchanged in such communications that is material to the Company’s operations or that should, by its nature, be conveyed to the Company board of directors, is subsequently recorded or conveyed to the Company board in English. All costs and expenses related to any translation or interpretation services required by either Party shall be borne by the Party requiring such translation or interpretation services.

12.                               Notices. All notices under this Agreement that are required to be in writing shall be given in writing upon receipt by either registered mail, return receipt requested, by recognized overnight courier, by email, or by such other means as the Parties mutually agree, as follows:

If to Toppan:

Toppan Printing Co., Ltd.

Toppan Shibaura Bldg.

3-19-26 Shibaura Minato-ku, Tokyo 108-8539

Email: teruo.ninomiya@toppan.co.jp

kentaro.kitaoka@toppan.co.jp

Attention: Teruo Ninomiya and Kentaro Kitaoka

If to the Company:

VTS-Touchsensor Products, Co., Ltd.

1101-20, Myohoji-cho, Higashiomi

Shiga, 527-0046, Japan

Email: JWoerle@via-optronics.com

Attention: Dr. Jasmin Wörle

With a copy (which will not constitute notice):

VIA optronics GmbH

Sieboldstr. 18, 90411 Nurnberg

E-mail: kbickelbacher@via-optronics.com

Attention: Kathrin Bickelbacher

Jones Day

Kamiyacho Prime Place

1-17, Toranomon 4-chome

Minato-ku, Tokyo 105-0001, JAPAN

E-mail: mushiiimaionesday.com

Attention: Makiko Ushijima

13.                               Headings. The headings in this Agreement are for reference only and do not affect its interpretation.

14.                               Entire Agreement. This Agreement, and all related Schedules hereto or Statements of Work delivered hereunder, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to this subject matter.

15.                               Successors and Assigns; Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign its rights or obligations hereunder without the advance written consent of the other Party, which consent must not be unreasonably withheld or delayed by either Party. No assignment will relieve the assigning Party of any of its obligations hereunder.

16.                               No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties (and their respective successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17.                               Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party. No waiver by either Party of any other provisions hereof will be effective unless explicitly set forth in writing and signed by that Party. No waiver by either Party will be, or will be construed as, a waiver in respect of any failure, breach or default not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will be, or will be construed as, a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule.

19.                               Dispute Resolution. The Parties shall endeavor to resolve any dispute, controversy or difference arising out of, in connection with, or related to this Agreement (a “Dispute”) though good-faith negotiations. If a Dispute is not settled within 20 days after receipt by a Party of a written request for negotiation under this Section 19, the Dispute will be referred for consideration by the Parties’ senior officers. The senior officers will have full authority to settle the Dispute. If the senior officers are unable to resolve the Dispute within 20 days after the receipt by a Party of a written request for consideration of the Dispute by senior officers under this Section 19, the Parties shall submit the Dispute to arbitration in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association for final settlement. The Parties shall appoint three arbitrators in accordance with the rules and shall conduct the arbitration in English. The decision by the arbitration tribunal will be final and binding on the Parties and may be approved of or entered in (or otherwise be granted enforceability through necessary procedures by) any court having jurisdiction. The Parties consent to the consolidation by the Japan Commercial Arbitration Association of arbitral proceedings initiated under this Agreement with arbitration proceedings initiated under any one or more of the Ancillary Agreements (as defined in the Framework Agreement) (notwithstanding the fact that those agreements may be governed by different laws).

20.                               Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of any original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Business Assistance Agreement on the date first stated above.

TOPPAN PRINTING CO., LTD.

By:	/s/ Teruo Ninomiya
Name: Teruo Ninomiya

Title: Senior General Manager

IN WITNESS WHEREOF, the Parties have executed this Business Assistance Agreement on the date first stated above.

VTS-TOUCHSENSOR PRODUCTS, CO., LTD.

By:	/s/ Dr. Jasmin Wörle
Name: Dr. Jasmin Wörle

Title: Representative Director

Schedule 1 Consignment Work List Monthly Fee delivery customer’s approval. (TP Technical Taro Sakamoto company company statement (draft) will be Prepared confirmation / approval of contents government offices at an appropriate electronic manifest 7 business days. Before appraisal, appropriate personnel consideration (compensation) for Response to social security system expenses for principal environment Performing obligation environment environment in compliance with laws Department 1) Scope of Work 2) Task 3) Deliverables 4) Payment of the work (Cost of consignment) 5)Expected Outcomes (e.g. PO issued financial data provided on xx date,) Proportion (Schedule) Number of Persons/month Standard Sales/CS Supporting Sales and production control Preparation of price proposal, creation of quotation for customer submission Develop customer supply drawing, hold design review meeting Product arrangement Follow up delivery schedule Shipment arrangement Processing instructions at the time of complaint Price Proposal, Quotation Design Review Minutes Payment date response form Shipping instructions Processing in the factory related to complaint processing 100% 2 persons 979, 276 Replying price to customer requirements Adjustment for customer’s requested date Delivery of products as expected Appropriate complaint handling Design Manufacturing design operation 1) Pattern design 2) CAD 3) Checking Drawing 1) Mask design instruction, customer approval drawing 2) 3) Mask Production drawing (toppan – mask vendor) 100% ‘33%x3 Persons’ 6 persons 3 persons 5,213,904 551,782 816,008 1). Pattern design according to customer’s request and get Opening 2T) 2) Instructions for manufacturing masks according to customers’ requests (Manufacturing design (Shim)) 3) Instructions for manufacturing masks according to customers’ requests 1) Pattern Design Takahiro Harada (Manager) Kanae Bani Bi shi (Contract Engineer) Masaaki Serizawa (Contract Engineer) Muhammad Razin (Contract Engineer) 2)CAD, 3) Checking Drawing Yasunori Kitagawa Tetsutaro Kawabata Kazuki Shima Procurement Purchasing service agency 1) Main materials, sub-materials and equipment procurement 2) Purchasing specification maintenance 3) Vendor management 4) Repair price negotiation Possible procurement under letterpress transaction Counterparty on concluding and maintenance Stable procurement through monitoring Possible procurement under letterpress transaction conditions (price, delivery date) 100% 2 persons Price negotiation for cost reduction Reduction of workload of new company Reduction of workload of new Reduction of workload of new Accounting Accounting / accounting work of the new company, substitution for inventory calculation work 1) Bookkeeping business 2) Management of liability outstanding balance 3) Payment approval work 4) Calculation of valuation of products • work in process 0) Others VTS, work agreed on letterpress (assuming support for account owning and tax notice) Based on Japanese GAAP Balance sheet • Profit and loss statement (draft) (Response and explanation such as confirmation / approval of contents and audit etc. Responsibility is out of scope) 100% 1 person 1,1478,001 Based on Japanese GAAP Balance sheet • profit and loss (Response and explanation such as and audit etc. Responsibility is out of scope) Environment Work related to environmental improvement 1) Government agency reporting of notification procedures and annual results (energy, chemicals, industrial waste) based on environmental laws of the new company 2) Follow-up system for industrial waste disposal (Support for concluding contract with contractor, support for electronic manifest operation) 3) Support for continuation of ISO 14001 certification Conduct obligation to comply with government agency reports on environment Conclusion of contracts for contracting industrial waste • commissioned operation, electronic manifest operation support Continuation of ISO 14001 certification 30% 30% 40% 1 person 1person 1 person 197,871 Report notification procedures and yearly results (energy, chemical substances, industrial waste) based on environmental laws of VTS to time. Support for concluding contract with contractor for industrial waste disposal, support for managing Continued ISO 14001 certification, prevention of environmental accidents General Affairs Administrative work of seconded employees 1) Labor management (such as attendance management, arrangement of medical examination etc.) 2) Personnel evaluation, personnel change correspondence (adjustment of appraisal of regular salary / bonus, correspondence of personnel change, organization of various in-house education, etc.) 3) Salary / bonus calculation, payment 4) Social insurance (health insurance / welfare pension) Employment insurance procedure 5) Contingency expense, checking of business trip settlement work (general affairs approval work ... BIT system) 6) Welfare welfare (welfare association, financial form, Izumi party, lek, various events, etc.) 7) Payment processing of expenses necessary for the operation of corporate activities (facility utility fee (gas, electricity & water), pest control • cleaning & garbage disposal fee, medical examination, postage charge, uniform cleaning fee etc.), as agreed by the Company 8) Labor Insurance premium payment support (data provision to social insurance labor office) We provide time data (overtime work / temporary attendance time) from 1st of the current month to the end of this month by the next implementing the medical examination, notify the list of subjects and estimate amount. Adjustment result of adjustment of personnel evaluation (regular salary revision, bonus ... twice a year, grading promotion, supervisory appointment and dismissal) feedback, reflection on salary • bonus amount, notification of personnel change notification before implementation, notification before implementation of various In-house training Salary payment to seconded employees is 25th every month. Present invoiced labor cost to VTS from accounting (in the case of salary base at the end of the current month, on the basis of labor cost the eighth business day of the next month) Payment of insurance premium. Regarding company burden amount, it is presented from accounting, including in labor cost. Payment is carried out at any time. We present billing expenses to VTS from accounting. Presentation from company accounting Presented from accounting by billing amount Provide data to the social insurance labor office at the annual renewal (June) 100% 1 person 494,680 Realization of a healthy working environment conforming to laws and regulations. Employee health management. Reflect on the treatment according to allocation Execution obligation to pay labor Completion obligation of liquidating Realization of safe and secure work to pay necessary expenses. Realization of a clean and safe work Realization of a healthy working and regulations

Department	1) Scope of Work	2) Task	3) Deliverables	4) Payment of the work (Cost of consignment)			5)Expected Outcomes (e.g. PO issued financial data provided on xx date,)
				Proportion (Schedule)	Number of Persons/month	Standard Monthly Fee	
Production Control	Product shipping business	1) Acceptance / sorting of products: acceptance of shipped products from the VTS manufacturing department, sorting of customer delivered items and outsourced processed items 2) Issuance of product label: the work from issuance and pasting of packing exterior label required for product (including issuance and pasting of case mark of products to be shipped to overseas customers) 3) Shipment processing: creation of shipping processing details of finished products, reporting to VTS production management, issuance of invoice 4) Packing /.shipping: work until issuance of a form required for shipping the product to the shipping company	Inventory table Product label Delivery note Packing / shipping: Issuance of a form required for shipping products	100%	2 persons	1,086,004	Acceptance of shipped products from the VTS manufacturing division, sorting customer delivered items and outsourced processed items. Issue and paste the product label as instructed by VTS. According to the Instructions of VTS, shipping processing: creation of shipping processing details of finished products, reporting to VTS production management and issuing invoice Follow the instructions of VTS to carry out the work from issuance of the form required for shipment to delivery to the shipping company.
Quality Control	QMS management secretariat Management of chemical substances contained in products BCP Management Office Safety risk assessment secretariat	1) Internal audit management, auditor training 2) New company OMS launch support 3) Support for acquisition of ISO 9001 certification 1) Supplier survey, preparation of report 2) Management of green procurement guidelines 1) Document management, BCP training (Note) Either delegate to letterpress or consult after April 1) Secretariat of in -process work risk analysis (publication setup)	Internal audit report, auditor certification Quality manual, upper standard revision ISO 9001 certification Product content survey report Green Procurement Guidelines Prepare for response in case of emergency Risk assessment table	15% 20% (2%) 5%	2 persons 1 person (1 person) 1 person	349,236	Construction and operation of the new company's OMS Acquired 1509001 certification Reduction of workload of new company Continuation of BCM and education and training based on BCP Risk reduction of occupational accidents